SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

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[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                                 SMC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                                 SMC CORPORATION

                    Notice of Annual Meeting of Shareholders
                                  June 19, 1997

To the Shareholders of SMC Corporation:

     The Annual Meeting of Shareholders of SMC Corporation, an Oregon corporation, (the "Company") will be held at the corporate headquarters of the Company, located at 30725 Diamond Hill Road, Harrisburg, Oregon, on Thursday, June 19, 1997 at 1:00 p.m. for the following purposes:

     1. To elect seven directors, each to serve until the next Annual Meeting of Shareholders and until a successor has been elected and qualified (Proposal 1);

     2. To vote on an amendment to the Company's 1994 Stock Incentive Plan to increase the number of shares reserved for issuance under the Plan from 1,100,000 shares to 1,400,000 shares, an increase of 300,000 shares (Proposal
2); and

     3. To transact any other business that properly comes before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on May 8, 1997 are entitled to notice of and to vote at the meeting or any adjournments thereof.

     Please date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose. You may attend the meeting in person even if you send in your proxy, because retention of the proxy is not necessary for admission to or identification at the meeting.

                                       By Order of the Board of Directors,



                                       Connie M. Perlot
                                       Secretary

May 14, 1997
Harrisburg, Oregon

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR STOCK WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 SMC CORPORATION

                                 PROXY STATEMENT
                         Annual Meeting of Shareholders

                                    --------

     The mailing address of the principal executive offices of the Company is 30725 Diamond Hill Road, Harrisburg, Oregon 97446. This Proxy Statement and the accompanying Notice of Annual Meeting and the Proxy Card are first being sent to the shareholders on or about May 14, 1997.

     Upon written request to Paul M. Brown, Jr., Senior Vice President - Finance and Chief Financial Officer, any person whose proxy is solicited by this proxy statement will be provided, without charge, a copy of the Company's Annual Report on Form 10-K.


                     SOLICITATION AND REVOCABILITY OF PROXY

     The enclosed proxy is solicited on behalf of the Board of Directors of SMC Corporation, an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on June 19, 1997 and at any adjournment thereof. The Company will bear the cost of preparing and mailing the proxy, proxy statement, and any other material furnished to shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mails, and officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians, and brokerage houses for forwarding to beneficial owners of the stock held in their names.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Company, attention Connie M. Perlot, Secretary, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. A shareholder who attends the meeting, however, need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, unrevoked proxies will be voted at the annual meeting in accordance with the instructions given. If no instructions are specified, the shares will be voted FOR Proposal 1, Election of Directors, and FOR Proposal 2, Amendment to the 1994 Stock Incentive Plan, in the accompanying Notice of Annual Meeting of Shareholders, and these votes will be counted toward determining a quorum

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the annual meeting is May 8, 1997. Each share of Common Stock outstanding on the record date will be entitled to one vote. The Common Stock does not have cumulative voting rights. On March 31, 1997, there were 6,563,064 shares of Common Stock outstanding.

     The following table sets forth certain information regarding the beneficial ownership as of March 31, 1997 of the Common Stock by (i) each person known by the Company to own beneficially more than 5 percent of the Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them, and their addresses are c/o SMC Corporation, 30725 Diamond Hill Road, Harrisburg, Oregon, 97446.

                                                          Number of Shares          Percentage
Beneficial Owner                                          Beneficially Owned         of Shares
----------------                                          ------------------         ---------
Mathew M. Perlot......................................       3,672,360 (1)               55%
Curtis W. Lawler......................................       1,233,090 (2)               19%
L. Michael Cary.......................................         241,545 (3)                4%
Paul M. Brown, Jr.....................................         237,495 (4)                3%
Jay L. Howard.........................................          33,360 (5)                 *
Lawrence S. Black.....................................          36,172 (6)                 *
Gordon R. Perlot......................................          17,236 (7)                 *
Milton L. Ray.........................................           5,924 (8)                 *
Jim L. Traughber......................................           5,261 (9)                 *
Connie M. Perlot......................................             -- (10)               --
All directors and executive officers as a
  group (10 persons)..................................      5,482,443 (11)               77%

---------------

*    Less than 1%

(1) Includes 172,360 shares subject to an option exercisable within 60 days after March 31, 1997. Excludes 27,640 shares subject to an option not exercisable within 60 days after that date.

(2) Includes 43,090 shares subject to an option exercisable within 60 days after March 31, 1997. Excludes 6,910 shares subject to an option not exercisable within 60 days after that date.

(3) Includes 21,545 shares subject to an option exercisable within 60 days after March 31, 1997. Excludes 3,455 shares subject to an option not exercisable within 60 days after that date.

(4) Includes 236,995 shares subject to an option exercisable within 60 days after March 31, 1997. Excludes 38,005 shares subject to an option not exercisable within 60 days after that date.

(5) Consists of 33,360 shares subject to options exercisable within 60 days after March 31, 1997. Excludes 66,640 shares subject to options not exercisable within 60 days after that date.

                                        2

(6) Includes 3,922 shares subject to options exercisable within 60 days after March 31, 1997 and 26,250 shares subject to a warrant exercisable after January 18, 1996. Excludes 2,078 shares subject to options not exercisable within 60 days after March 31, 1997.

(7) Consists of 17,236 shares subject to an option exercisable within 60 days after March 31, 1997. Excludes 2,764 shares subject to an option not exercisable within 60 days after that date.

(8) Includes 3,700 shares held as community property in a revocable trust and 2,224 shares subject to an option exercisable within 60 days after March 31, 1997. Excludes 2,776 shares subject to an option not exercisable within 60 days after that date.

(9) Consists of 5,261 shares subject to options exercisable within 60 days after March 31, 1997. Excludes 1,739 shares subject to options not exercisable within 60 days after that date.

(10) Excludes shares owned by Mathew M. Perlot, husband of Connie M. Perlot, over which Ms. Perlot has no voting power or investment authority.

(11) Includes 535,993 shares subject to options held by executive officers and directors that are exercisable within 60 days after March 31, 1997 and 26,250 share subject to an exercisable warrant held by a director. Excludes 152,007 shares subject to options held by executive officers and directors that are not exercisable within 60 days after that date.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     The directors of the Company are elected at the Annual Meeting to serve until their successors are elected and qualified. Vacancies resulting from an increase in the size of the Board may be filled by the Board of Directors or by the shareholders. Six of the Company's seven current directors are nominees for re-election, and Jay L. Howard, Executive Vice President and Chief Operating Officer of the Company, is the Company's nominee for election as the seventh director. If a quorum of shareholders is present at the annual meeting, the seven nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees named below. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute. The following table briefly describes the Company's nominees for directors.

                                                                             Director
Name, Principal Occupation and Other Directorships              Age            Since
--------------------------------------------------              ---          --------
Mathew M. Perlot.  Mr. Perlot co-founded the Company             61            1986
in November 1986 and has since served as its President,
Chief Executive Officer and Chairman of the Board.
Mr. Perlot is married to Connie M. Perlot, a director
and Secretary-Treasurer of the Company.

Curtis W. Lawler.  Mr. Lawler's most recent positions            75            1989
with the Company were Vice President of the Company and
General Manager -- Beaver Motor Coaches, Inc.  Mr. Lawler
co-founded the Company in November 1986 and had been
employed by the Company in various capacities since
March 1987.  Mr. Lawler retired as an officer of the
Company effective March 1, 1996.

                                        3

                                                                             Director
Name, Principal Occupation and Other Directorships              Age            Since
--------------------------------------------------              ---          --------

Connie M. Perlot.  Ms. Perlot became Secretary-Treasurer        48             1986
in January 1987.  Since 1986 Ms. Perlot has served as
internal auditor for the Company.  Ms. Perlot is married
to Mathew M. Perlot.

Jim L. Traughber.  Since 1968 Mr. Traughber has owned and       59             1994
served as President of Traughber Oil Company, a wholesale
petroleum products distributor located in central Oregon.

Lawrence S. Black.  Mr. Black is the Chairman of the Board      67             1995
of Black & Company, Inc., an investment banking firm that
served as the managing underwriter for the initial public
offering of the Company's Common Stock of the Company in
January 1995.  Mr. Black is also a director of Arrhythmia
Research Technology, Inc. and Summa RX Laboratories, Inc.

Milton L. Ray.  Mr. Ray has served as a director of the         75             1996
Company since January 1996.  Mr. Ray also serves as a
director of several unaffiliated private companies.
Mr. Ray is a professor emeritus of the University of
Oregon School of Law, and, before retiring, was both
a certified public accountant and an attorney.

Jay L. Howard.  Mr. Howard joined the Company as                44             New
Corporate Vice President of Manufacturing in December                          nominee
1995.  From 1979 to 1995 Mr. Howard served as Vice                             for director
President of Manufacturing for Dazey Corporation,
an international manufacturer of personal care and
kitchen appliances.  Mr. Howard is a Certified
Manufacturing Engineer by S.M.E. with additional
certifications from A.P.I.C.S. and A.S.Q.C.

Board Meetings and Committees

     The Board of Directors met five times during 1996. No current director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 1996. The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The members of each of the Audit Committee and the Compensation Committee are nonemployee directors. The Company does not have a nominating committee.

     The Audit Committee for 1996 consisted of Messrs. Ray, Traughber, and Black, who will continue as the Audit Committee for 1997. The Audit Committee oversees actions taken by the Company's independent auditors. The Compensation Committee for 1996 consisted of Messrs. Ray, Traughber, and Black, who will continue as the Compensation Committee for 1997. The Compensation Committee reviews the compensation of the Company's executive officers and makes recommendations to the Board of Directors regarding compensation. The Compensation Committee also administers the Stock Incentive Plan and recommends grants under the Plan to the Board of Directors. The Audit Committee and the Compensation Committee each met once in 1996.

Compensation of Directors

     Under the Company's 1994 Stock Incentive Plan (the "Plan"), each nonemployee director automatically is granted an option to purchase 5,000 shares of Common Stock on the date he or she becomes a nonemployee director and automatically is granted an option to purchase 1,000 additional shares of Common Stock in each subsequent calendar year that the nonemployee director continues to serve in that capacity. Other than these automatic grants, nonemployee directors may not be granted any other options under the Plan. Nonemployee directors also receive $10,000 per year as compensation for serving on the Board of Directors and are reimbursed for reasonable expenses incurred in attending meetings. Officers are appointed by the Board of Directors and serve at its discretion.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all compensation paid by the Company during the last three years to the Chief Executive Officer and the four other most highly compensated executive officers.

                                                                          Long-Term
                                                                     Compensation Awards
                                                                     -------------------
                                              Annual Compensation         Securities
     Name and                               ----------------------        Underlying          All Other
Principal Position               Year          Salary        Bonus        Options(1)       Compensation
------------------               ----       ---------    ---------        ----------       ------------
Mathew M. Perlot...............  1996       $ 303,267    $ 276,219                --            $ 5,226
  President, Chief Executive     1995         288,000      167,192                --              3,636
  Officer, and Chairman of       1994         180,000           --           200,000                332
  of the Board

Jay L. Howard..................  1996         153,000       39,033            50,000              3,563
  Executive Vice President       1995           6,375           --            50,000                 --
  and Chief Operating            1994              --           --                --                 --
  Officer

Paul M. Brown, Jr..............  1996         120,000       49,703                --              3,762
  Senior Vice President          1995         120,000       26,127                --              3,465
  and Chief Financial            1994         110,000        3,173           275,000                 --
  Officer

L. Michael Cary..................1996         112,000       49,703                --              4,576
  Vice President of SMC          1995         112,000       26,127                --              5,206
  Corporation and General        1994         108,000           --            25,000              4,675
  Manager -- Safari Motor
  Coaches, Inc.

Gordon R. Perlot.................1996          66,667       41,814                --              5,402
  Vice President of SMC          1995          65,509       24,388                --              4,506
  Corporation and General        1994          58,364           --            20,000                 --
  Manager -- Harney County
  Operations, Inc.

(1) Represents shares of Common Stock issuable upon exercise of stock options granted under the Company's 1994 Stock Option Plan.

Stock Option Grants in Last Fiscal Year

     The following table provides information regarding stock options granted in 1996 to the executive officers named in the Summary Compensation Table.

                                      Percentage                                           Realizable Value at
                     Number of        of Options                                       Assumed Rates of Annual
                        Shares        Granted to                                      Stock Price Appreciation
                    Underlying         Employees        Exercise                          for Option Terms (1)
                       Options            During       Price Per    Expiration       -------------------------
     Name              Granted       Fiscal Year           Share          Date          5%               10%
    ------          ----------       -----------       ---------       -------       --------         --------
Jay L. Howard       50,000 (2)          45.5%            $9.00         8/29/06       $283,003         $717,184

(1) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed compounded rates of annual stock price appreciation of 5 percent and 10 percent from the date the options were granted over the option term.

(2) This option becomes exercisable for 5.56% of the shares subject to the option on September 1, 1996, and for an additional 2.78% of the shares subject to the option on the first day of each month thereafter until fully exercisable.

Option Exercises and Year-End Option Values

     None of the executive officers named in the Summary Compensation Table exercised any options during 1996. The following table indicates for all executive officers named in the Summary Compensation Table (i) the number of shares subject to exercisable and unexercisable stock options as of December 31, 1996 and (ii) the value of "in-the-money" options, which represents the positive difference between the exercise price of existing stock options and the year-end price of the Common Stock.

                                                               Number of
                                                            Shares Subject                    Value of
                              Number of                     to Unexercised                    Unexercised
                               Shares                           Options                      In-the-Money
                              Acquired       Value        at Fiscal Year End             at Fiscal Year End(1)
                             on Exercise   Realized    Exercisable Unexercisable       Exercisable Unexercisable
                             -----------   --------    ----------- -------------       ----------- -------------
Mathew M. Perlot                  0            0          144,560       55,440             $18,070      $ 6,930
Jay L. Howard                     0            0           19,460       80,540               4,691       14,059
Paul M. Brown, Jr.                0            0          198,770       76,230              24,846        9,529
L. Michael Cary                   0            0           18,070        6,930               2,259          866
Gordon Perlot                     0            0           14,456        5,544               1,807          693
--------------------

(1) Based on last sale price of $7.875 for the Company's Common Stock on December 31, 1996.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of three nonemployee directors. The Committee is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies and the levels of compensation to be paid to executive officers. In addition, the Committee has responsibility for the administration of, and the grant of stock options and other awards under, the Plan.

     The objectives of the Company's executive compensation program are to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short-term and long-term strategic Company goals. The two basic components of the executive compensation program are base salary and long-term incentive compensation in the form of stock options. The Company also has a cash bonus program for senior executives and a 401(k) Profit Sharing Plan, both of which were instituted in 1995.

     Base Salary. The Committee delegated authority to set executive salaries for 1996 (other than for Mathew Perlot) to Mathew Perlot, the President and Chief Executive Officer of the Company. Mr. Perlot set executive compensation to reflect the Committee's recommendations and to provide salary levels appropriate for the individual experience, job responsibility, and performance of each executive. In making recommendations to Mr. Perlot concerning executive compensation, the Committee considered, among other things, executive salary levels established by companies of similar size in the manufacturing and motor coach industries, and recommended salary levels near what it perceived to be the middle range of compensation for comparable positions at comparable companies. Each executive officer's salary is reviewed annually, and increases to base salary are made to reflect competitive market increases and the individual factors described above.

     Cash Bonus Program. In 1995 the Company instituted a cash bonus program for senior executives. The program provides for cash payments based on a percentage of the Company's pretax profits. Pretax profits for each month of the applicable period must exceed $100,000 before any bonuses are paid under this program. The applicable percentage of pretax profits an executive may receive under this program varies according to the executive's experience, responsibilities and performance, up to a maximum of three percent.

     Long-Term Incentive Compensation. The Plan is a long-term incentive plan for executives, managers, and other employees within the Company. The objective of the Plan is to align employee and shareholder long-term interests by creating a strong and direct link between compensation and shareholder value. The Plan authorizes the Committee to award stock options to executive officers and other employees of the Company. Stock options are granted at an option price not less than 100% of fair market value of the Company's Common Stock on the date of grant, in the case of incentive stock options, and at prices otherwise determined by the Committee, in the case of

--------------

(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of the date of the filing or any general incorporation language contained in the filing.

nonstatutory stock options. To date, all options granted under the Plan have been nonstatutory stock options. Stock options granted under the Plan to date generally become exercisable to the extent of approximately 1/36th of the shares each month after the date of grant, have ten year terms, and generally terminate in the event of termination of employment. The amount of stock option grants for an individual is at the discretion of the Committee and depends upon the individual's level of responsibility and position in the Company.

     The Company's 401(k) Profit Sharing Plan allows eligible employees to contribute up to 15 percent of their compensation annually. The Profit Sharing Plan also permits the company to match a percentage of employees' contributions at management's discretion.

     Deductibility. Section 162(m) of the Internal Revenue Code of 1986 limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of nonstatutory incentive stock options, however, the excess of the current market price over the option price (the "option spread") is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer's total compensation to exceed $1 million. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1 million limit on deductibility.

     Compensation of Chief Executive Officer. The Committee set Mr. Perlot's compensation for 1996. The Committee employed the same objectives and criteria to set Mr. Perlot's salary as it used in recommending compensation levels for the Company's other executive officers. The Committee increased Mr. Perlot's salary in 1996 in recognition of Mr. Perlot's individual performance.

                                               COMPENSATION COMMITTEE

                                               Jim L. Traughber
                                               Milton S. Ray
                                               Lawrence S. Black

                              PERFORMANCE GRAPH(1)

     Set forth below is a line graph comparing the cumulative total shareholder return of the Company's Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard and Poor's 500 Stock Index ("S&P 500 Index") and a peer group consisting of Coachman, Inc., Fleetwood Enterprises, Monaco Coach Corporation, National RV Holdings, Inc., Thor Industries, Inc., and Winnebago Industries for period commencing on January 20, 1995 (the date of the Company's initial public offering) and ending on December 31, 1996. The graph assumes that $100 was invested in the Company's Common Stock (at the initial public offering price) and each index on January 20, 1995.

[Graphic line chart depicting the following:

                                          Cumulative return as of
                                 ---------------------------------------
                                 Base Period
                                   1/20/95        12/31/95      12/31/96
                                 -----------      --------      --------
SMC Corporation                    $100.00        $106.45        $101.61
S&P 500 Index                       100.00         134.21        $164.95
Peer Group                          100.00         123.95        $187.42]

--------------

(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of the date of the filing or any general incorporation language contained in the filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1990 the Company entered into an agreement with Mathew M. Perlot, President, Chief Executive Officer and Chairman of the Board of the Company, and Curtis W. Lawler, a director of the Company, and an agreement with Mr. Perlot and L. Michael Cary, Vice President of SMC Corporation and General Manager -- Safari Motor Coaches, Inc. These agreements contain rights of first refusal in favor of the Company and then Mr. Perlot if Mr. Lawler or Mr. Cary proposes voluntarily to transfer any shares, dies or becomes subject to a bankruptcy proceeding. In addition, pursuant to the agreement with Mr. Cary, if he voluntarily terminates his employment with the Company or if he is terminated for cause, the Company and then Mr. Perlot have the right to purchase his shares. If the Company's or Mr. Perlot's purchase rights are exercised under the agreements, the purchase price in the event of death, bankruptcy, or termination of employment is a price agreed to annually by Mr. Perlot and Mr. Lawler or Mr. Cary, respectively, and in the event of a proposed voluntary sale, the purchase price is the lower of the agreed price or the proposed voluntary sales price. The last agreed price formula was to fix the per share price at two-thirds of the Common Stock's market price as of the date of a proposed sale.

             PROPOSAL 2: AMENDMENT OF THE 1993 STOCK INCENTIVE PLAN

     The Company maintains the 1994 Stock Incentive Plan (the "Plan") for the benefit of its employees and others who provide services to the Company. The Board of Directors believes the availability of stock incentives is an important factor in the Company's ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of the Company. As of April 28, 1997, out of a total of 1,100,000 shares reserved for issuance under the Plan, only 199,436 shares remained available for grant. The Board of Directors believes additional shares will be needed under the Plan to provide appropriate incentives to key employees and others. Accordingly, on April 28, 1997 the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to reserve an additional 300,000 shares for the Plan, thereby increasing the total number of shares reserved for issuance under the Plan from 1,100,000 to 1,400,000 shares. In addition, shareholder approval of this Proposal 2 will constitute reapproval of the per-employee limits on grants of options and stock appreciation rights under the Plan of 500,000 shares for new hires and 100,000 shares annually otherwise. This reapproval is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code of 1986. See "Tax Consequences."

Description of the Plan

     Eligibility. All employees, officers and directors of the Company and its subsidiaries are eligible to participate in the Plan. Also eligible are non-employee agents, consultants, advisors, persons involved in the sale or distribution of the Company's products and independent contractors of the Company or any subsidiary.

     Administration. The Plan is administered by the Board of Directors, which may promulgate rules and regulations for the operation of the Plan and generally supervises the administration of the Plan. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both, authority to administer the Plan, except that only the Board of

Directors may amend, modify or terminate the Plan, and a Committee including officers of the Company may not grant options to persons who are officers of the Company. The Board of Directors has delegated to the Compensation Committee of the Board (the "Committee") general authority for making option grants. The Committee determines individuals to whom option grants are made under the Plan and the price and terms of any such grants.

     Term of Plan. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time.

     Stock Options. The Board of Directors or the Committee determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive stock option ("ISO") or a nonqualified stock option ("NSO"). If the option is an ISO, the option price cannot be less than the fair market value of the Common Stock on the date of grant. If an optionee with respect to an ISO at the time of grant owns stock possessing more than 10 percent of the combined voting power of the Company, the option price may not be less than 110 percent of the fair market value of the Common Stock on the date of grant. No employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 500,000 shares in connection with the hiring of the employee or 100,000 shares in any calendar year otherwise. In addition, the Plan limits the amount of ISOs that may become exercisable under the Plan in any year to $100,000 per optionee (based on the fair market value of the stock on the date of grant). No monetary consideration is paid to the Company upon the granting of options.

     Options granted under the Plan generally continue in effect for the period fixed by the Board of Directors or appropriate committee or officer, except that ISOs are not exercisable after the expiration of 10 years from the date of grant. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. Each ISO and, unless otherwise determined by the Board of Directors with respect to an option granted to a person who is neither an officer nor a director of the Company, each NSO by its terms is nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death or, for NSOs, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. Options may be exercised only while an optionee is employed by the Company or a subsidiary or within 12 months following termination of employment by reason of death or disability or 30 days following termination for any other reason. The Plan provides that the Board of Directors or appropriate committee or officer may extend the exercise period for any period up to the expiration date of the option and may increase the portion of the option that is exercisable. Unless otherwise determined by the Board of Directors, the purchase price for each share purchased pursuant to exercise of options must be paid in cash, including cash that may, with the consent of the Board of Directors be the proceeds of a loan from the Company, or, with the consent of the Board of Directors, in shares of Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in deferred compensation credits or in other forms of consideration. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

     Stock Option Grants to Non-Employee Directors. Under the Plan, each person who becomes a non-employee director is automatically granted an option to purchase 5,000 shares with an exercise price equal to price per share to the public in the Company's initial public offering ($7.50) unless otherwise determined by the Board of Directors. These options have ten-year terms and become exercisable or 2.78% percent of the shares for each complete month of continuous service after the grant date. The Plan also provides for an automatic annual additional grant of an option to purchase 1,000 shares to each incumbent non-employee director who continues in office after each annual meeting. Each annual additional grant has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, have a ten-year term, and become exercisable for 2.78% percent of the shares for each complete month of continuous service after the grant date.

     Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted under the Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of a share of Common Stock over its fair market value on the date of grant, or if granted in connection with an option, the option price per share under the option to which the SAR relates. The Company has never granted SARs under the Plan.

     A SAR is exercisable only at the time or times established by the Board of Directors. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Unless otherwise determined by the Board of Directors, no SAR granted to an officer or director can be exercised during the first six months after the date of grant. Payment by the Company upon exercise of a SAR may be made in Common Stock valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Board of Directors. The Board of Directors may withdraw any SAR granted under the Plan at any time and may impose any condition upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

     The existence of SARs, as well as certain bonus rights described below, would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the common stock of the Company over the exercise price of shares subject to exercisable SARs or bonus rights.

     Stock Bonus Awards. The Board of Directors may award Common Stock as a stock bonus under the Plan. The Board of Directors may determine the persons to receive awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Board of Directors at the time the stock is awarded. The Company has never granted stock bonus awards under the Plan.

     Restricted Stock. The Plan provides that the Company may issue restricted stock in such amounts, for such consideration, subject to such restrictions and on such terms as the Board of Directors may determine. The Company has never issued restricted stock under the Plan.

     Cash Bonus Rights. The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the Plan. The Company has never granted bonus rights under the Plan.

     Performance Units. The Board of Directors may grant performance units consisting of monetary units that may be earned in whole or in part if the Company achieves goals established by the Board of Directors over a designated period of time, but in any event not more than 10 years. Payment of an award earned may be in cash or stock or both and may be made when earned, or vested and deferred, as the Board of Directors determines. No performance units have ever been granted under the Plan.

     Foreign Qualified Grants. Awards under the Plan may be granted to eligible persons residing in foreign jurisdictions. The Board of Directors may adopt supplements to the Plan necessary to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the Plan. The Company has never made foreign qualified grants under the Plan.

     Changes in Capital Structure. The Plan provides that if the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the Plan and in the shares outstanding under the Plan. In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company's assets (each a "Transaction"), the Board of Directors will, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan: (i) outstanding options will remain in effect in accordance with their terms; (ii) outstanding options will be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction; or (iii) the Board of Directors will provide a 30-day period before the consummation of the Transaction during which outstanding options will be exercisable to the extent exercisable and upon the expiration of such 30-day period, all unexercised options will immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period. In the event of the dissolution of the Company, options will be treated in accordance with clause (iii) above.

Tax Consequences

     Certain options authorized to be granted under the Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or upon a proper exercise of the ISO. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, any gain realized on subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

     Certain options authorized to be granted under the Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law currently in effect, no income is realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold on the income amount. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

     An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of section 83 of the Internal Revenue Code of 1986, as amended, and no section 83(b) election is made. If the shares are not vested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects under section 83(b) within 30 days after the original transfer. The Company will generally be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. The Company is required to withhold on the income amount. A participant who receives a cash bonus right under the Plan will generally recognize income equal to the amount of the cash bonus paid at the time of receipt, and the Company will generally be entitled to a deduction equal to the income recognized by the participant.

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or a SAR is not subject to the $1,000,000 limit if the option or SAR and the Plan meet certain requirements. One requirement is shareholder approval at least once every five years of per-employee limits on the number of shares as to which options and SARs may be granted. Approval of Proposal 2 will constitute approval of the per-employee limits under the Plan. Other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the option or SAR be not less than fair market value of the Common Stock on the date of grant. Accordingly, the Company believes, if Proposal 2 is approved by the Company's shareholders, compensation received on exercise of options and SARs granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Recommendation by the Board of Directors

     The Board of Directors recommends that the proposed amendment to the Plan be approved. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote on the matter is required to approve this Proposal 2. Abstentions have the same effect as "no" votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on Proposal 2. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the Plan.

                             INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP audited the Company's consolidated financial statements for the year ended December 31, 1996 and has been selected to audit the Company's consolidated financial statements for 1997. Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10 percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors have been complied with, except that Mr. Howard reported one option grant late, Mr. Brown reported one purchase late, and Mr. Lawler reported two sales transactions late.

                             DISCRETIONARY AUTHORITY

     While the Notice of Annual Meeting of Shareholders provides for transaction of such other business that properly comes before the meeting, the Board of Directors does not know of any matters to be presented at the meeting other than those described in this proxy statement. The enclosed proxy, however, gives the proxy holders authority to vote in their discretion if any other matters are presented.

                              SHAREHOLDER PROPOSALS

     Any shareholder proposals to be considered for inclusion in proxy material for the Company's next annual meeting in June 1998 must be received at the principal executive office of the Company no later than January 14, 1998.

                                       By Order of the Board of Directors



                                       Connie M. Perlot
                                       Secretary

Harrisburg, Oregon
May 14, 1997

                                      PROXY

                                 SMC CORPORATION
                          Annual Meeting, June 19, 1997

                      PROXY SOLICITED BY BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints Mathew M. Perlot, Connie M. Perlot, and Paul M. Brown, Jr., and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the annual meeting of shareholders of SMC Corporation (the "Company") on June 19, 1997 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

1.  Election of Directors:  [  ] FOR all nominees      [  ] WITHHOLD AUTHORITY
                                 except as marked           to vote for all
                                 to the contrary            nominees listed
                                 below.                     below.

        (Instructions: To withhold authority to vote for any individual, strike a line through the nominee's name below.)

    Mathew M. Perlot, Curtis W. Lawler, Connie M. Perlot, Jim L. Traughber,
               Lawrence S. Black, L. Michael Cary, Milton L. Ray

2. Amendment of the 1994 Stock Incentive Plan to increase the number of shares reserved for issuance from 1,100,000 to 1,400,000, an increase of 300,000 shares.

            [  ] FOR              [  ] AGAINST              [  ] ABSTAIN

3. Transaction of any business that properly comes before the meeting or any adjournments thereof. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.


                 (Continued and to be signed on the other side.)

   The shares represented by this proxy will be voted as specified on the reverse hereof, but if no specification is made, this proxy will be voted for the election of directors. The proxies may vote in their discretion as to other matters that may come before this meeting.


                                       Shares:

                                       Date:______________________________, 1997
P
R
O                                      _________________________________________
X                                                Signature or Signatures
Y

                                       Please date and sign as name is imprinted hereon, including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer.

                                       The Annual Meeting of Shareholders of SMC
                                       Corporation will be held on June 19, 1997 at 1:00 p.m., Pacific Daylight Time, at SMC Corporation, 30725 Diamond Hill Road, Harrisburg, Oregon.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians, or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian, or brokerage house itself--the beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in "street name" by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.